Exhibit 99.1
Amkor Technology Announces Early Participation Results of the Tender Offer for its 9.25% Senior Notes due 2016
CHANDLER, AZ, June 1, 2011 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced the early participation results of its offer to purchase for cash (the “Offer”) any and all of its outstanding 9.25% Senior Notes due 2016 (the “Notes”). $156,576,000 aggregate principal amount of Notes were validly tendered (and not validly withdrawn) on or before 5:00 p.m., New York City time, on May 31, 2011 (the “Early Tender Date”) in connection with Amkor’s previously announced cash tender offer. On June 1, 2011, Amkor accepted for payment all Notes validly tendered as of the Early Tender Date and made payment to The Depository Trust Company therefor.
Registered holders (“Holders”) of Notes who have not yet tendered the Notes may tender until 11:59 p.m., New York City time, on June 14, 2011, unless extended (the “Expiration Date”). Any Notes so tendered may not be withdrawn. Settlement of the Offer is subject to the satisfaction of certain customary conditions.
The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Letter of Transmittal that have been provided to Holders of Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services, at (866) 873-6300 (toll-free).
Citigroup Global Markets Inc. is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-3774 (collect).
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL THAT WAS DISTRIBUTED TO HOLDERS OF NOTES. HOLDERS OF NOTES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF NOTES MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL BY CONTACTING GLOBAL BONDHOLDER SERVICES, THE INFORMATION AGENT FOR THE OFFER, AT 1-866-873-6300. HOLDERS OF NOTES ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (the “SEC”) filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the Offer for the Notes. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contacts
Amkor Technology, Inc.
Joanne Solomon
Executive Vice President and Chief Financial Officer
480-786-7878

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